Exhibit 99.1

For Information Contact:
Carlton E. Turner, Chief Executive Officer
(972) 518-1300

DelSite Sells Wound Care Division to Medline Industries

Sale Allows DelSite to Focus On Development of
Vaccine and Drug Delivery Technology

IRVING, TEXAS ¯ July 31, 2008 ¯ DelSite, Inc. (OTC:DSII), a drug and vaccine delivery technology company, today announced it has entered into an agreement to sell its Carrington® wound care division to Medline Industries, Inc., a manufacturer and distributor of healthcare supplies and services.

In connection with a decision made by DelSite’s board of directors, DelSite will exit the wound care business, including the manufacture of wound care products under the Carrington® brand. Under the terms of the agreement, trademarks and related patents for its wound care products will be transferred to Medline. Financial terms of the agreement were not disclosed.

Dr. Carlton E. Turner, CEO of DelSite, stated, “The sale of the wound care division allows DelSite to focus on the development and commercialization of its GelSite® polymer drug and vaccine delivery technology, to keep the Company on track to file an Investigative New Drug application (IND) for the H5N1 (avian flu) nasal powder vaccine by the end of August 2008, and to initiate dosing of patients with the avian flu powder vaccine in a Phase I trial during the fourth quarter of 2008.”

“DelSite will continue the domestic manufacture of specialty products for existing clients and the AloeCeuticals® line until such time as a beneficial exit of our facility in Irving, Texas is feasible,” Turner continued. “The international manufacture of raw materials, nutritional drinks and products will also continue at the Company’s subsidiary in Liberia, Costa Rica.”

“This agreement highlights our continued strategic approach to this highly specialized treatment area,” said Andy Mills, president of Medline. “Having a strong product portfolio is one important part. Developing effective training and innovations such as enhanced educational packaging are other important investments we are making to help advanced wound care professionals improve patient outcomes.”

About DelSite
DelSite, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company with a core technology based on naturally-occurring complex carbohydrates. DelSite also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. DelSite is developing its proprietary GelSite® technology designed to provide controlled release of peptide and protein-based drugs. Its technology is protected by more than 130 patents in 26 countries. For more information, visit www.delsite.com.

About Medline
Medline, headquartered in Mundelein, IL, manufactures and distributes more than 100,000 products to hospitals, extended care facilities, surgery centers, home care dealers and agencies and other markets. Total revenue for Medline in 2007 exceeded $2.86 billion. Meeting the highest level of national and international quality standards, Medline is FDA QSR compliant and ISO 13485 registered. Medline serves on major industry quality committees to develop guidelines and standards for medical product use, including the FDA Midwest Steering Committee, AAMI Sterilization and Packaging Committee, and various ASTM committees. For more information on Medline, visit www.medline.com.

Certain statements in this release concerning DelSite may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company’s management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company’s filings with the Securities & Exchange Commission.

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